UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)           November 14, 2005

Citizens Bancshares Corporation

(Exact name of registrant as specified in its charter)

Georgia	333-38509	58-1631302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Piedmont Avenue, NE, Atlanta, Georgia, USA	30303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (404) 659-5959

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

On November 14, 2005 Citizens Bancshares Corporation (the “Registrant”) issued a press release announcing its third quarter earnings for 2005.  A copy of the press release issued by the Registrant is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements, Pro Forma Information, and Exhibits

Exhibit 99.1

Press Release of Registrant, dated November 14, 2005, announcing third quarter 2005 results.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS BANCSHARES CORPORATION

		By:	/s/ James E. Young
James E. Young
President and CEO

Dated:	November 14, 2005

FOR IMMEDIATE RELEASE
November 14, 2005

For More Information, Contact:
Samuel J. Cox
Chief Financial Officer
(404) 653-2800

Citizens Bancshares Corporation Announces Third Quarter Earnings for 2005

ATLANTA, November 14, 2005 /PRNewswire—FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), announced its 2005 third quarter earnings of $0.32 per diluted share, compared to $0.18 per diluted share in the third quarter of 2004.  The third quarter 2005 results increased $299,000, net of taxes over the same period last year.  Net earnings for the third quarter 2005 were $680,000 compared to $381,000 for the third quarter 2004 and are in line with management’s expectations.  Net interest income after provision for loan losses increased to $3,519,000 in the third quarter of 2005 compared to $3,330,000 in the third quarter of 2004, and total revenues increased to $6,310,000 from $6,010,000 during the same period.

For the nine month period ending September 30, 2005, net earnings of $1,612,000 were consistent with net earnings of $1,658,000 reported for the same period in 2004.  During the second quarter 2005, the Company took a $346,000 charge against earnings for other-than-temporary impairment of investments, which impacted year-to-date net earnings.  Earnings per diluted share for the nine month period were $0.77 compared to $0.80 per diluted share for the same period in 2004.

The Company’s credit quality continues to improve during 2005.  For the third quarter 2005, the provision for loan losses was $60,000 compared to $225,000 for the same period in 2004, representing a decline of 73 percent.  The allowance for loan losses was $3,294,000 for the period ended September 30, 2005, compared to $3,183,000 at December 31, 2004.  At September 30, 2005, the allowance for loan losses was 83 percent of the nonperforming assets compared to 78 percent at December 31, 2004.  At September 30, 2005, the Company considered its allowance for loan losses to be adequate.

The Company’s capital remains strong.  Comparing September 30, 2005 to September 30, 2004, shareholders’ equity increased 6 percent from $25,331,000 at September 30, 2004 to $26,886,000 at September 30, 2005.  The Company and the Bank had Tier 1 leverage, Tier 1 risk based and total risk-based capital ratios at September 30, 2005 of 10 percent, 14 percent and 15 percent, respectively. Both the Company and the Bank are considered to be “well capitalized” for regulatory purposes.

Citizens Bancshares Corporation is the parent company of Citizens Trust Bank (CTB).  CTB has assets of more than $324 million and nine offices throughout metropolitan Atlanta and Columbus, Georgia, a branch in Birmingham, and Eutaw, Alabama.  As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality banking products and services. Since 1921, the Bank has continued to fulfill its mission to promote financial stability and business development, stress the principles of thrift, and make home ownership a reality. Today, CTB remains dedicated to neighborhood and small business growth, development and advancement through community reinvestment. Citizens Bancshares Corporation, offers its common stock over-the-counter to the public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

SOURCE: Citizens Bancshares Corporation